Exhibit 99.1

Hanmi Financial Corp. Appoints
Chief Credit Officer

—    Fills Three Additional Top Management Positions    —

LOS ANGELES – May 16, 2005 – Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that it has named Kurt M. Wegleitner to the position of Chief Credit Officer. A 25-year veteran of the banking industry, Mr. Wegleitner joins Hanmi from DBS USA — the Los Angeles-based affiliate of DBS Bank, a $110 billion in assets Singapore-based financial services institution — where he was responsible for credit approval, loan documentation, and loan compliance. Prior to joining DBS, Mr. Wegleitner held senior management positions at Wells Fargo Bank and Continental Bank. His appointment is effective June 1, 2005.

Other recent additions to Hanmi’s senior management include Steve Choe as Chief of Banking Services, Greg Kim as Chief of Operations, and J. Han Park as Chief Planning and Marketing Officer.

“With these four appointments, we are nearing completion of the reorganization of Hanmi’s senior management team,” said Sung Won Sohn, Ph.D., President and Chief Executive Officer of Hanmi Financial Corp. “Each of these individuals brings to Hanmi Bank a wealth of experience in his respective field. They join a management team that is committed to furthering the interests of the Bank, its customers, and its shareholders.”

Mr. Choe managed 15 Wells Fargo Bank branches in San Diego, where he oversaw approximately 300 employees and over $900 million in deposits; at Hanmi, he is responsible for enhancing the sales and service culture at the Bank’s 22 branch offices. Mr. Kim comes to Hanmi from Wilshire State Bank in Los Angeles, where he was Senior Vice President and Chief Operations Administrator; he, too, is a 25-year veteran of the industry, having started his career with Far West Savings and Loan Association. Mr. Park, who started his career with Hanmi Bank in 1990, was most recently Senior Vice President of Corporate Planning and Marketing at Nara Bank in Los Angeles; there he was responsible for corporate marketing programs, new product development, branch expansion, and strategic planning.

About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 22 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide varied quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.

Contact:
Stephanie Yoon
Investor Relations
213-351-9227

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